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                                                                     EXHIBIT 5.2


                       [MARSHALL HILL CASSAS & de LIPKAU]


                               December 29, 2000


AGL Capital Corporation
AGL Resources, Inc.
817 West Peachtree Street, N.W.
Atlanta, Georgia  30308

     Re: Registration Statement on Form S-3 of AGL Capital Corporation and AGL Resources, Inc.

Ladies and Gentlemen:

     We have acted as counsel to AGL Capital Corporation, a Nevada corporation ("AGL Capital"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") and the filing thereof with the Securities and Exchange Commission (the "Commission"), relating to the registration under the Securities Act of 1933, as amended, of an aggregate of $300,000,000 in principal amount of unsecured debt securities (the "Debt Securities") to be issued by AGL Capital and the guarantees of AGL Resources, Inc., a Georgia corporation ("AGL Resources") which will be issued in connection with the Debt Securities (the "Guarantees") under an indenture by and among AGL Capital, AGL Resources and The Bank of New York, as trustee (the "Indenture"). The Debt Securities and the Guarantees are referred to collectively as the "Securities." The Securities are to be issued in one or more series and are to be sold from time to time on a delayed or continuous basis as set forth in the Registration Statement, the Prospectus contained therein and any amendments or supplements thereto.

     Our Opinion (as defined below) is furnished solely with regard to the Registration Statement, pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K, may be relied upon only in connection with the Registration Statement and may not otherwise be used, quoted or referred to by or filed with any other person or entity without our prior written permission. The only opinion rendered consists of the matter set forth at the top of page 3 of this letter (our "Opinion"), and no opinion is implied or to be inferred beyond such matter. Additionally, our Opinion is based on and subject to the qualifications, limitations and exceptions set forth in this letter.

     In rendering our Opinion, we have examined copies of only the following documents:

     (i)   the Registration Statement;

     (ii)  the Indenture;
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AGL Capital Corporation
AGL Resources, Inc.
December 29, 2000
Page 2


     (iii) the Articles of Incorporation of AGL Capital as filed with the Nevada Secretary of State's Office on September 15, 2000;

     (iv) a copy of the Bylaws of AGL Capital as adopted by the Board of Directors of AGL Capital on September 25, 2000;

     (v) Unanimous Written Consent of the Board of Directors of AGL Capital authorizing the issuance, in one or more public or private sales, of up to $300,000,000 in aggregate, principal amount of the Debt Securities having a maturity of not less than 9 months, nor more than 50 years, with the amount, timing and terms of each such issue and sale to be determined by or pursuant to procedures established by a pricing committee (the "Pricing Committee"), authorizing the Corporation to enter into an indenture with respect to the Debt Securities and authorizing the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-3 relating to the public offerings of the Debt Securities, and other matters related thereto, such consent dated as of December 28, 2000; and

     (vi) Certificate of Paul R. Shlanta, President of AGL Capital, dated December 28, 2000.

     In making all of our examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents. We also have assumed the due execution and delivery of all documents by any persons or entities where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents. We have further assumed that at the time of execution, authentication, issuance and delivery of the Debt Securities and the Guarantees, the Indenture will have been duly executed and delivered by AGL Capital and AGL Resources and will be the valid and legally binding obligation of the Trustee.

     As to all questions of fact that are material to our Opinion, we have relied upon the factual statements set forth in a certificate of an officer of AGL Capital and certificates of various public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

     The members of this firm are admitted to the bar of the State of Nevada and are duly qualified to practice law in that state. We do not herein express any opinion concerning any matter respecting or affected by any laws other than the laws of the State of Nevada that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as those contemplated by the issuance and sale of the Debt Securities and Guarantees. The
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AGL Capital Corporation
AGL Resources, Inc.
December 29, 2000
Page 3


Opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof and we expressly disclaim any obligation to advise you of any changes to such pertinent laws or facts that may hereafter come to our attention.

     Based upon and subject to the foregoing, and assuming (a) that the Board of Directors of AGL Resources, or a committee thereof, and the Board of Directors of AGL Capital or duly constituted Pricing Committee thereof duly authorizes by proper corporate action the terms and issuance of the Debt Securities and the Guarantees pursuant to the terms of the Indenture, (b) the due execution, authentication, issuance and delivery of the Debt Securities by AGL Capital upon payment of the consideration therefor as provided in the applicable purchase, underwriting or similar agreement duly approved by the requisite corporate action by AGL Resources and AGL Capital and otherwise in accordance with the provisions of the Indenture and (c) the due issuance of the Guarantees, we are of the opinion that the Debt Securities will constitute valid and binding obligations of AGL Capital.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" set forth in the prospectus forming a part of the Registration Statement.

                              MARSHALL HILL CASSAS & de LIPKAU


                              By     /s/ John P. Fowler
                                 ---------------------------------
                                    John P. Fowler, Esq.

JPF/lbe